MSB Financial Corp. Announces Quarterly Results

MILLINGTON, N.J., February 1, 2012 – MSB Financial Corp. (Nasdaq: MSBF) (the “Company”), the holding company for Millington Savings Bank (the “Bank”), reported net income of $224,000 for the three months ended December 31, 2011, compared to net income of $120,000 for the quarter ended December 31, 2010, representing an increase of $104,000 or 86.7%.  For each of the six month periods ended December 31, 2011 and December 31, 2010, the Company reported net income of $335,000.  Both the quarter and six month reporting periods in 2011 reflect decreases in net interest income after provision for loan losses, non-interest income and non-interest expense compared to the same periods in 2010.

Net interest income was $2.7 million for both of the three month periods ended December 31, 2011 and 2010, and $5.4 million for the six months ended December 31, 2011 compared to $5.5 million for six months ended December 31, 2010.  For the three months ended December 31, 2011, the average yield on interest earning assets was 4.47%, a decrease of 33 basis points when compared to the same period in 2010.  For the six months ended December 31, 2011, the yield on interest earning assets was 4.52%, a decrease of 30 basis points when compared to the same period in 2010.  The rate on interest-bearing liabilities for the three months ended December 31, 2011 was 1.21%, a decrease of 25 basis points when compared to the same period in 2010.  For the six months ended December 31, 2011, the rate on interest-bearing liabilities was 1.23%, a decrease of 28 basis points when compared to the same period in 2010.  Net interest margin decreased to 3.36% for the three months ended December 31, 2011, compared to 3.45% for the three months ended December 31, 2010, a decrease of 9 basis points.  Net interest margin decreased to 3.38% for the six months ended December 31, 2011, compared to 3.41% for the six months ended December 31, 2010, a decrease of 3 basis points.  The reduction in average earning asset balances and yields, and interest-bearing liability average balances and rates for both the three month and six month comparative periods resulted in lower levels of net interest income and net interest margins.

The loan loss provision for the three and six months ended December 31, 2011 was $375,000 and $988,000, respectively, compared to $350,000 and $825,000 for the same periods ended December 31, 2010.  The Bank’s management reviews the level of the allowance for loan losses on a quarterly basis by giving consideration to various qualitative and quantitative factors which impact the Bank’s loan portfolio and recognizes the provision for loan losses based on the results of this review.  The slight increase in the provision during the three and six month periods ended December 31, 2011 compared to the same periods ended December 31, 2010, reflects the additional amounts deemed necessary based on the analysis performed at that time.  The Bank had $15.7 million in nonperforming loans as of December 31, 2011 compared to $16.6 million as of December 31, 2010.  The allowance for loan losses to total loans ratio was 1.06% at December 31, 2011 compared to 1.16% at December 31, 2010, while the allowance for loan losses to non-performing loans ratio decreased from 19.0% at December 31, 2010 to 16.9% at December 31, 2011, primarily as a result of loans charged-off during the year.  Non-performing loans to total loans and net charge-offs to average loans outstanding ratios were at 6.28% and 0.20%, respectively, at and for the six months ended December 31, 2011 compared to 6.13% and 0.10% at and for the six months ended December 31, 2010.

Non-interest income for the quarter ended December 31, 2011 totaled $173,000, a decrease of $16,000 or 8.5% compared to the same period in 2010.   For the six months ended December 31, 2011, non-interest income totaled $317,000, a decrease of $129,000, or 28.9%, when compared to the same period in 2010.  The decrease in non-interest income for the three month reporting period ended December 31, 2011 compared to December 31, 2010, was primarily attributable to a reduction in fees and service charges.  The decrease for the six month period ended December 31, 2011 compared to December 31, 2010, was mostly attributable to $78,000 in fees that were received from the early prepayment of an investment security and a $29,000 unrealized loss in the trading security portfolio that were realized in the prior year.

Non-interest expense decreased by $308,000 or 13.0% to $2.1 million for the three month period ended December 31, 2011 compared to $2.4 million for the three month period ended December 31, 2010.  For the six months ended December 31, 2011, non-interest expense totaled $4.1 million, compared to $4.5 million for the six months ended December 31, 2010, a decrease of $401,000 or 8.9%.  The primary reason for the decrease in non-interest expense for 2011 reporting periods compared to the same periods in 2010, was a decrease in other real estate expense and other non-operating expense.  Other real estate expense decreased by $135,000 and $155,000, as did other non-operating expense by $65,000 and $133,000, respectively, for the three and six month periods ended December 31, 2011, compared to the same periods ended December 31, 2010.  Other real estate expense consisted of property upkeep expense for both the three and six month periods ended December 31, 2011.  Salaries and benefits, occupancy and equipment expense, advertising and FDIC assessment expense decreased during both of these periods, while directors’ compensation, service bureau fees and professional services expense increased during three and six month periods ended December 31, 2011 compared to the same periods ended December 31, 2010.

Total assets increased slightly by $897,000 from $349.5 million at June 30, 2011 to $350.4 at December 31, 2011.  During this period securities held to maturity increased by $22.6 million, while cash and cash equivalents decreased by $12.5 million and loans receivable, net of allowance for loan losses decreased by $8.6 million.  During the six months ended December 31, 2011, cash and cash equivalents and funds received from the repayment of loans receivable were used to purchase securities held to maturity due to the lack of loan demand during this period.  Deposits were $287.1 million at December 31, 2011 compared $286.2 million at June 30, 2011, an increase of $915,000.  FHLB advances were $20.0 million at both December 31, and June 30, 2011.  Stockholders’ equity was $40.8 million at December 31, 2011 compared to $40.7 at June 30, 2011. Treasury stock increased by $374,000 due to repurchases.  Other changes in equity were due to $335,000 in net income, $7,000 in accumulated other comprehensive income, $48,000 in ESOP shares earned and $172,000 in stock based compensation, offset by the declaration of $109,000 in cash dividends on our common stock.

Shares of the Company’s common stock trade on the NASDQ Global Market under the symbol “MSBF.” The Company is majority owned by its mutual holding company parent, MSB Financial, MHC.

Forward Looking Statements

The foregoing release may contain forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.

CONTACT:	MSB Financial Corp.
Michael Shriner, President-CEO
908-647-4000
mshriner@millingtonsb.com

MSB FINANCIAL CORP
(Dollars in Thousands, except for per share amount)

SELECTED FINANCIAL AND OTHER DATA

Balance Sheet Data:
	(Unaudited)
	At December 31,	At June 30,
	2011	2011

Total assets	$350,356	$349,459

Cash and cash equivalents	18,518	30,976

Loans receivable, net	244,684	253,251

Securities held to maturity	64,276	41,693

Deposits	287,090	286,175

Federal Home Loan Bank advances	20,000	20,000

Total stockholders' equity	40,759	40,680

Summary of Operations:
	(Unaudited)		(Unaudited)
	For the Six		For the Three
	Months Ended		Months Ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010

Total interest income	$7,160	$7,729	$3,549	$3,826

Total interest expense	1,795	2,265	882	1,079

Net interest income	5,365	5,464	2,667	2,747

Provision for loan losses	988	825	375	350

Net interest income after provision
for loan losses	4,377	4,639	2,292	2,397

Noninterest income	317	446	173	189

Noninterest expense	4,119	4,520	2,059	2,367

Income before taxes	575	565	406	219

Income tax provision	240	230	182	99

Net income	$335	$335	$224	$120

Net income per common share:

basic and diluted	$0.07	$0.07	$0.04	$0.02

Weighted average number of shares of common stock	5,027,968	5,041,046	5,015,095	5,042,224
outstanding

Performance Ratios:
	(Unaudited)		(Unaudited)
	For the Six		For the Three
	Months Ended		Months Ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010

Return on average assets (ratio of net income
to average total assets)	0.13%	0.13%	0.26%	0.14%

Return on average equity (ratio of net income
to average equity)	1.09	1.11	2.19	1.19

Net interest rate spread	3.28	3.31	3.26	3.34

Net interest margin on average interest-earning
assets	3.38	3.41	3.36	3.45

Average interest-earning assets to average
interest-bearing liabilities	108.83	106.69	108.90	107.48

Operating expense ratio (noninterest expenses
to average total assets)	1.57	1.69	2.35	2.69

Efficiency ratio (noninterest expense divided by
sum of net interest income and noninterest income)	72.49	76.48	72.50	80.62

	(Unaudited)
	At or For the
	Six Months Ended,
	December 31,	December 31,
	2011	2010

Asset Quality Ratios:

Non-performing loans to total loans	6.28%	6.13%

Non-performing assets to total assets	4.49	5.10

Net charge-offs to average loans outstanding	0.20	0.10

Allowance for loan losses to non-performing loans	16.93	18.97

Allowance for loan losses to total loans	1.06	1.16

Capital Ratios:

Equity to total assets at end of period	11.63%	11.50%

Average equity to average assets	11.69	11.34

Number of Offices	5	5